Exhibit 99.1

Contacts:	Alex Abraham (media)	Anne-Marie Megela (investors)
	Alex.Abraham@kraftheinz.com	anne-marie.megela@kraftheinz.com

KRAFT HEINZ REPORTS FIRST QUARTER 2025 RESULTS
First Quarter Highlights
•Net sales decreased 6.4%; Organic Net Sales(1) decreased 4.7%
•Gross profit margin decreased 60 basis points to 34.4%; Adjusted Gross Profit Margin(1) decreased 10 basis points to 34.4%
•Operating income decreased 8.1%; Adjusted Operating Income(1) decreased 5.2%
•Diluted EPS was $0.59, down 10.6%; Adjusted EPS(1) was $0.62, down 10.1%
•Year-to-date net cash provided by operating activities was $0.7 billion, down 6.6%; Free Cash Flow(1) was $0.5 billion, up 1.0% and Free Cash Flow Conversion(1) increased 9.0%
•Year-to-date return of capital to stockholders was $0.7 billion

PITTSBURGH & CHICAGO – Apr. 29, 2025 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the first quarter of 2025.
“In today’s uncertain times, we are committed to controlling the controllables and making the necessary investments to deliver quality, taste, and value to our consumers through our beloved brands” said Kraft Heinz CEO Carlos Abrams-Rivera. “This quarter, we delivered results in line with our top line expectations despite growing market pressures. We are encouraged by these results, and we will build on the progress we have made to drive consistent growth and profitability.”
“I believe our strong balance sheet, scale, and proven ability to generate efficiencies will help us navigate today's challenges. We’re closely monitoring the potential impacts from macro-economic pressures such as tariffs and inflation, and we are dedicated to increasing investments to drive product and brand superiority to deliver more value for our consumers.”
Abrams-Rivera continued, “As the operating environment remains volatile, we are lowering our full year outlook and expanding the range of our expectations to better reflect potential outcomes. We are not losing sight of our long-term strategy and remain committed to delivering value to our stockholders.”

Net Sales
In millions
	Net Sales			Organic Net Sales(1)
	March 29, 2025	March 30, 2024	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Three Months Ended
North America	$4,488	$4,828	(7.0)%	(6.5)%	0.6 pp	(7.1) pp
International Developed Markets	817	855	(4.4)%	(1.7)%	(0.2) pp	(1.5) pp
Emerging Markets(a)	694	728	(4.7)%	3.9%	4.3 pp	(0.4) pp
Kraft Heinz	$5,999	$6,411	(6.4)%	(4.7)%	0.9 pp	(5.6) pp
(a)    Emerging Markets represents the aggregation of our West and East Emerging Markets (“WEEM”) and Asia Emerging Markets (“AEM”) operating segments.

Net Income/(Loss) and Diluted EPS
In millions, except per share data
	For the Three Months Ended
	March 29, 2025	March 30, 2024	% Chg vs PY
Gross profit	$2,064	$2,243	(8.0)%
Operating income/(loss)	1,196	1,302	(8.1)%
Net income/(loss)	714	804	(11.2)%
Net income/(loss) attributable to common shareholders	712	801	(11.1)%
Diluted EPS	$0.59	$0.66	(10.6)%

Adjusted EPS(1)	0.62	0.69	(10.1)%
Adjusted Operating Income(1)	$1,199	$1,265	(5.2)%
Q1 2025 Financial Summary
•Net sales decreased 6.4 percent versus the year-ago period to $6.0 billion, including a negative 1.6 percentage point impact from foreign currency and a negative 0.1 percentage point impact from divestitures. Organic Net Sales(1) decreased 4.7 percent versus the prior year period. Price increased 0.9 percentage points versus the prior year period, with increases in the North America and Emerging Markets segments partially offset by lower price in International Developed Markets. Higher pricing was taken in certain categories to mitigate higher input costs, primarily in coffee. Volume/mix declined 5.6 percentage points versus the prior year period, with declines in each reportable segment. Unfavorable volume/mix was primarily driven by a shift in Easter timing of approximately 90 basis points and a decline in Lunchables.
•Operating Income decreased 8.1 percent versus the year-ago period to $1.2 billion, primarily driven by the factors noted in Adjusted Operating Income, in addition to unfavorable changes in unrealized losses/(gains) on commodity hedges. Adjusted Operating Income(1) decreased 5.2 percent versus the year-ago period to $1.2 billion, primarily driven by unfavorable volume/mix which includes the impact of Easter, increased procurement cost inflation which was partially offset by our efficiency initiatives, and an unfavorable impact from foreign currency (0.8 pp). These impacts were partially offset by decreased selling, general and administrative expenses, primarily due to lower variable compensation expense, and higher pricing.

•Diluted EPS decreased 10.6 percent versus the prior year period to $0.59, primarily driven by lower operating income and higher income tax expense due to a less favorable geographic mix of pre-tax income in various non-U.S. jurisdictions primarily due to the changes made to our corporate entity structure in December 2024. These factors were partially offset by favorable changes in other expense/(income) and fewer shares outstanding. Adjusted EPS(1) was $0.62, down 10.1 percent versus the prior year period, primarily driven by lower Adjusted Operating Income and higher taxes on adjusted earnings, partially offset by favorable changes in other expense/(income) and fewer shares outstanding.
•Net cash provided by/(used for) operating activities was $0.7 billion, down 6.6 percent versus the year-ago period. This decrease was primarily driven by higher cash outflows related to inventories, largely related to stock rebuilding for the current year due, in part, to the shift in Easter timing, as well as lower Adjusted Operating Income. These impacts were partially offset by lower cash outflows from variable compensation in the 2025 period compared to the 2024 period. Free Cash Flow(1) was $0.5 billion, up 1.0 percent versus the prior year period, driven by the same net cash provided by/(used for) operating activities discussed above, offset by a decrease in capital expenditures in the current year.
•Capital Return: Year to date, the Company paid $477 million in cash dividends and repurchased $225 million of common stock. Of the $225 million in share repurchases, $200 million were repurchased under the Company’s publicly announced share repurchase program and $25 million were purchased to offset the dilutive effect of equity-based compensation. As of March 29, 2025, the Company had remaining authorization to repurchase approximately $1.7 billion of common stock under the publicly announced share repurchase program.
Outlook
For fiscal year 2025, the Company now expects:
•Organic Net Sales(1)(2) down 1.5 to down 3.5 percent versus the prior year. The Company expects sequential improvement in Organic Net Sales throughout each quarter in 2025, with a flat to slightly positive contribution from price throughout the year.
•Constant Currency Adjusted Operating Income(1)(2) down 5 percent to down 10 percent versus the prior year. This includes the impact of lapping lower variable compensation in 2024, which is an approximate 150 basis point headwind. This also contemplates an Adjusted Gross Profit Margin(1)(2) that is expected to be down 25 to down 75 basis points versus the prior year.
•Adjusted EPS(1)(2) in the range of $2.51 to $2.67. The Company expects an effective tax rate on Adjusted EPS to be approximately 26 percent, which reflects an approximate $0.23 cent headwind year-over-year. This increase in the effective tax rate is primarily driven by the impact of several countries enacting the global minimum tax regulations. It is partially offset by the annual go forward benefit related to the transfer of certain business operations completed in the fourth quarter of 2024. Additionally, the Company expects interest expense to be approximately $960 million and other expense/(income) to be approximately ($230) million for the full year. This guidance does not reflect any impact from future potential share repurchases.

•Free Cash Flow(1)(2) flat versus the prior year, with Free Cash Flow Conversion(1)(2) of approximately 95 percent. This is driven by working capital efficiencies and lower cash outflows for variable compensation, partially offset by a higher cash tax primarily driven by the impact of several countries enacting the global minimum tax regulations.
End Notes
(1)Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Free Cash Flow Conversion, and Net Leverage are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)Guidance for Organic Net Sales, Adjusted Gross Profit Margin, Constant Currency Adjusted Operating Income, Adjusted EPS, Free Cash Flow, and Free Cash Flow Conversion is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, the impact of currency, acquisitions and divestitures, divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, equity award compensation expense, nonmonetary currency devaluation, and debt prepayment and extinguishment (benefit)/costs, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures without unreasonable effort.
Earnings Discussion and Webcast Information
A pre-recorded management discussion of The Kraft Heinz Company's first quarter 2025 earnings is available at ir.kraftheinzcompany.com. The Company will host a live question-and-answer session beginning today at 9:00 a.m. Eastern Daylight Time. A webcast of the session will be accessible at ir.kraftheinzcompany.com.
ABOUT THE KRAFT HEINZ COMPANY
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2024 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of eight consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “accelerate,” “anticipate,” “believe,” “commit,” “continue,” “expect,” “will,” “guidance,” and “outlook,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, growth, legal matters, taxes, costs and cost savings, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, and pipeline. These forward-looking statements reflect management's current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers or suppliers, or in other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories or platforms, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or other product liability claims; climate change and legal or regulatory responses; the Company’s ability to identify, complete, or realize the benefits from strategic acquisitions, divestitures, alliances, joint ventures, or investments; the Company's ability to successfully execute its strategic initiatives; the impacts of the Company's international operations; the Company's ability to protect intellectual property rights; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the influence of the Company's largest stockholder; the Company's level of indebtedness, as well as our ability to comply with covenants under our debt instruments; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; compliance with laws and regulations and related legal claims or regulatory enforcement actions; failure to maintain an effective system of internal controls; a downgrade in the Company's credit rating; the impact of sales of the Company's common stock in the public market; the impact of the Company’s share repurchases or any change in the Company’s share repurchase activity; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; disruptions in the global economy caused by geopolitical conflicts, unanticipated business disruptions and natural events in the locations in which the Company or the Company's customers, suppliers, distributors, or regulators operate; economic and political conditions in the United States and in various other nations where the Company does business (including inflationary pressures, the imposition of increased or new tariffs, instability in financial institutions, general economic slowdown, recession, or a potential U.S. federal government shutdown); changes in the Company's management team or other key personnel and the Company's ability to hire or retain key personnel or a highly skilled and diverse global workforce; our dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security; increased pension, labor, and people-related expenses; changes in tax laws and interpretations and the final determination of tax audits, including transfer pricing matters, and any related litigation; volatility of capital markets and other macroeconomic factors; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission (“SEC”). The Company disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.
We use our investor relations website, ir.kraftheinzcompany.com, as a routine channel for distribution of important, and often material, information about Kraft Heinz, including quarterly and annual earnings results and presentations, press releases and other announcements, webcasts, analyst presentations, investor days, sustainability initiatives, financial information, and corporate governance practices, as well as archives of past presentations and events. We encourage you to follow our investor relations website in addition to our filings with the SEC to receive timely information about the Company. The information on our website is not part of this press release and shall not be deemed to be incorporated by reference into any filings we make with the SEC.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income/(Loss), Adjusted EPS, Free Cash Flow, and Net Leverage which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), operating income/(loss), gross profit, diluted earnings per share (“EPS”), net cash provided by/(used for) operating activities, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s underlying operations. The Company believes:
•Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income/(Loss), and Adjusted EPS provide important comparability of underlying operating results, allowing investors and management to assess the Company’s operating performance on a consistent basis; and
•Free Cash Flow and Net Leverage provide measures of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes.
Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate.
Adjusted Operating Income is defined as operating income/(loss) excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, and certain non-ordinary course legal and regulatory matters. The Company also presents Adjusted Operating Income on a constant currency basis (Constant Currency Adjusted Operating Income). The Company calculates the impact of currency on Adjusted Operating Income by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate.
Adjusted Gross Profit, Adjusted Net Income/(Loss), and Adjusted EPS are defined as gross profit, net income/(loss), and diluted earnings per share, respectively, excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment (benefit)/costs, and certain significant discrete income tax items (e.g., U.S. and non-U.S. tax reform), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by net sales.
Net Leverage is defined as debt less cash, cash equivalents and short-term investments divided by Adjusted EBITDA. Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding restructuring activities); in addition to these adjustments, the Company excludes, when they occur, the impacts of divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, and equity award compensation expense (excluding restructuring activities).
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

		Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended
	March 29, 2025	March 30, 2024
Net sales	$5,999	$6,411
Cost of products sold	3,935	4,168
Gross profit	2,064	2,243
Selling, general and administrative expenses	868	941
Operating income/(loss)	1,196	1,302
Interest expense	229	226
Other expense/(income)	(51)	47
Income/(loss) before income taxes	1,018	1,029
Provision for/(benefit from) income taxes	304	225
Net income/(loss)	714	804
Net income/(loss) attributable to noncontrolling interest	2	3
Net income/(loss) attributable to common shareholders	$712	$801

Basic shares outstanding	1,194	1,214
Diluted shares outstanding	1,198	1,223

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.60	$0.66
Diluted earnings/(loss) per share	0.59	0.66

/

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
March 29, 2025
North America	$4,488	$(27)	$—	$4,515
International Developed Markets	817	(23)	—	840
Emerging Markets	694	(34)	—	728
Kraft Heinz	$5,999	$(84)	$—	$6,083

March 30, 2024
North America	$4,828	$—	$—	$4,828
International Developed Markets	855	—	—	855
Emerging Markets	728	20	8	700
Kraft Heinz	$6,411	$20	$8	$6,383

Year-over-year growth rates
North America	(7.0)%	(0.5) pp	0.0 pp	(6.5)%	0.6 pp	(7.1) pp
International Developed Markets	(4.4)%	(2.7) pp	0.0 pp	(1.7)%	(0.2) pp	(1.5) pp
Emerging Markets	(4.7)%	(7.5) pp	(1.1) pp	3.9%	4.3 pp	(0.4) pp
Kraft Heinz	(6.4)%	(1.6) pp	(0.1) pp	(4.7)%	0.9 pp	(5.6) pp

	Schedule 3
The Kraft Heinz Company Reconciliation of Operating Income/(Loss) to Adjusted Operating Income (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 29, 2025	March 30, 2024
Operating income/(loss)	$1,196	$1,302
Restructuring activities	4	(3)
Unrealized losses/(gains) on commodity hedges	(1)	(34)
Adjusted Operating Income	$1,199	$1,265

Segment Adjusted Operating Income:
North America	$1,101	$1,215
International Developed Markets	127	136
Total Segment Adjusted Operating Income	1,228	1,351
Emerging Markets Segment Adjusted Operating Income(a)	99	82
General corporate expenses	(128)	(168)
Adjusted Operating Income	$1,199	$1,265
(a) Segment Adjusted Operating Income for Emerging Markets, which represents the combination of our WEEM and AEM operating segments, is defined and presented consistently with the Segment Adjusted Operating Income of our reportable segments - North America and International Developed Markets.

			Schedule 4
The Kraft Heinz Company Reconciliation of Adjusted Operating Income to Constant Currency Adjusted Operating Income For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted Operating Income	Currency	Constant Currency Adjusted Operating Income
March 29, 2025
North America	$1,101	$(4)	$1,105
International Developed Markets	127	(2)	129
Emerging Markets	99	(2)	101
General corporate expenses	(128)	1	(129)
Kraft Heinz	$1,199	$(7)	$1,206

March 30, 2024
North America	$1,215	$—	$1,215
International Developed Markets	136	—	136
Emerging Markets	82	4	78
General corporate expenses	(168)	—	(168)
Kraft Heinz	$1,265	$4	$1,261

Year-over-year growth rates
North America	(9.4)%	(0.4) pp	(9.0)%
International Developed Markets	(7.0)%	(1.2) pp	(5.8)%
Emerging Markets	20.3%	(8.3) pp	28.6%
General corporate expenses	(24.0)%	(0.7) pp	(23.3)%
Kraft Heinz	(5.2)%	(0.8) pp	(4.4)%

										Schedule 5
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 29, 2025
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,064	$868	$1,196	$229	$(51)	$1,018	$304	$714	$2	$712	$0.59
Items Affecting Comparability
Restructuring activities	(2)	(6)	4	—	—	4	1	3	—	3	0.01
Unrealized losses/(gains) on commodity hedges	(1)	—	(1)	—	—	(1)	—	(1)	—	(1)	—
Nonmonetary currency devaluation	—	—	—	—	(14)	14	—	14	—	14	0.01
Certain significant discrete income tax items	—	—	—	—	—	—	(13)	13	—	13	0.01
Adjusted Non-GAAP Results	$2,061		$1,199					$743			$0.62

										Schedule 6
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 30, 2024
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,243	$941	$1,302	$226	$47	$1,029	$225	$804	$3	$801	$0.66
Items Affecting Comparability
Restructuring activities	1	4	(3)	—	—	(3)	(1)	(2)	—	(2)	—
Unrealized losses/(gains) on commodity hedges	(34)	—	(34)	—	—	(34)	(8)	(26)	—	(26)	(0.02)
Losses/(gains) on sale of business	—	—	—	—	(80)	80	12	68	—	68	0.05
Nonmonetary currency devaluation	—	—	—	—	(3)	3	—	3	—	3	—
Adjusted Non-GAAP Results	$2,210		$1,265					$847			$0.69

	Schedule 7
The Kraft Heinz Company Adjusted Gross Profit Margin (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 29, 2025	March 30, 2024
Adjusted Gross Profit	$2,061	$2,210
Net sales	5,999	6,411

Adjusted Gross Profit Margin	34.4%	34.5%

		Schedule 8
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Three Months Ended
	March 29, 2025	March 30, 2024	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$0.77	$0.81	$(0.04)
Interest expense	(0.15)	(0.15)	—
Other expense/(income)	0.04	0.03	0.01
Effective tax rate	(0.06)	—	(0.06)
Effect of share repurchases	0.02	—	0.02
Adjusted EPS	$0.62	$0.69	$(0.07)
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.04 for the three months ended March 29, 2025 and March 30, 2024.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.01 for the three months ended March 29, 2025 and March 30, 2024.

	Schedule 9
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	March 29, 2025	December 28, 2024
ASSETS
Cash and cash equivalents	$2,113	$1,334
Trade receivables, net	2,257	2,147
Inventories	3,591	3,376
Prepaid expenses	271	215
Marketable securities	674	—
Other current assets	552	583
Total current assets	9,458	7,655
Property, plant and equipment, net	7,157	7,152
Goodwill	28,753	28,673
Intangible assets, net	40,147	40,099
Other non-current assets	4,759	4,708
TOTAL ASSETS	$90,274	$88,287
LIABILITIES AND EQUITY
Current portion of long-term debt	678	654
Accounts payable	4,122	4,188
Accrued marketing	694	697
Interest payable	299	263
Other current liabilities	1,442	1,451
Total current liabilities	7,235	7,253
Long-term debt	20,925	19,215
Deferred income taxes	9,716	9,679
Accrued postemployment costs	134	135
Long-term deferred income	1,361	1,374
Other non-current liabilities	1,298	1,306
TOTAL LIABILITIES	40,669	38,962
Redeemable noncontrolling interest	7	6
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	52,169	52,135
Retained earnings	2,404	2,171
Accumulated other comprehensive income/(losses)	(2,693)	(2,915)
Treasury stock, at cost	(2,432)	(2,218)
Total shareholders' equity	49,460	49,185
Noncontrolling interest	138	134
TOTAL EQUITY	49,598	49,319
TOTAL LIABILITIES AND EQUITY	$90,274	$88,287

	Schedule 10
The Kraft Heinz Company Condensed Consolidated Statements of Cash Flows (in millions) (Unaudited)
	For the Three Months Ended
	March 29, 2025	March 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$714	$804
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	231	230
Divestiture-related license income	(13)	(14)
Equity award compensation expense	27	31
Deferred income tax provision/(benefit)	51	1
Postemployment benefit plan contributions	(4)	(5)
Nonmonetary currency devaluation	14	3
Loss/(gain) on sale of business	—	80
Other items, net	(14)	(17)
Changes in current assets and liabilities:
Trade receivables	(89)	(145)
Inventories	(217)	(56)
Accounts payable	(11)	(49)
Other current assets	(47)	(32)
Other current liabilities	78	(60)
Net cash provided by/(used for) operating activities	720	771
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(238)	(294)
Purchases of marketable securities	(673)	—
Proceeds from sale of business, net of cash disposed and working capital adjustments	9	(3)
Other investing activities, net	24	10
Net cash provided by/(used for) investing activities	(878)	(287)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,620	593
Dividends paid	(477)	(486)
Repurchases of common stock	(225)	(329)
Other financing activities, net	(18)	(17)
Net cash provided by/(used for) financing activities	900	(239)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	35	(21)
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	777	224
Balance at beginning of period	1,486	1,404
Balance at end of period	$2,263	$1,628

	Schedule 11
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used For) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Three Months Ended
	March 29, 2025	March 30, 2024
Net cash provided by/(used for) operating activities	$720	$771
Capital expenditures	(238)	(294)
Free Cash Flow	$482	$477

Adjusted Net Income/(Loss)	$743	$847
Free Cash Flow Conversion	65%	56%